Independent Auditors' Report



Members of the Partnership
U.S. Realty Income Partners, L.P.
Nashville, Tennessee


We have audited the balance sheets of U.S. Realty Income
Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 2002 and 2001 and the related statements of income, partnership equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of
December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December
31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



                     s/n Dempsey Vantrease & Follis PLLC

February 4, 2003
Murfreesboro, Tennessee